Exhibit 99.1

November 18, 2020
For 6:00 am ET Release

LOWE’S REPORTS THIRD QUARTER 2020 SALES AND EARNINGS RESULTS
— U.S. Comparable Sales Increased 30.4% —
— Diluted EPS of $0.91 which Includes $1.05 Negative Impact from Extinguishment of Debt —
— Adjusted Diluted EPS of $1.981 —
— Lowes.com Sales Increased 106% —
— Company Invested over $1.1 Billion Year-to-Date to Support Associates, Store Safety and Communities
in Response to COVID-19 —
— Company Provides Fourth Quarter 2020 Financial Outlook —

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $692 million and diluted earnings per share (EPS) of $0.91 for the quarter ended October 30, 2020, which included a $1.1 billion pre-tax loss on extinguishment of debt in connection with the company’s third quarter $3.0 billion cash tender offer, compared to net earnings of $1.0 billion and diluted EPS of $1.36 in the third quarter of 2019. Excluding these charges, third quarter adjusted diluted EPS increased 40 percent to $1.98 from adjusted diluted EPS of $1.41 in the third quarter of 20191.

Sales for the third quarter were $22.3 billion compared to $17.4 billion in the third quarter of 2019, and comparable sales increased 30.1 percent. Comparable sales for the U.S. home improvement business increased 30.4 percent for the third quarter.

In the third quarter, the Company invested $245 million in COVID-related support of frontline hourly associates, bringing its total COVID-related associate financial support to more than $800 million this year. As a reflection of its commitment to supporting its associates and communities, Lowe’s has invested more than $1.1 billion in COVID-related support for its associates, store safety and community pandemic relief through the first nine months of fiscal 2020.

For the third quarter in a row, hourly associates at 100% of stores earned their “Winning Together” profit-sharing bonus, which totaled $104 million. For further information on the Company’s safety protocols in response to COVID-19, please visit corporate.lowes.com/covid-19-response.

“Strong execution enabled us to meet continued broad-based demand, as we delivered over 15% growth in all merchandising departments, over 20% growth across all geographic regions. and triple-digit growth online. We continued to invest in the future growth of the company, including a $100 million investment in the quarter as part of an ongoing effort to reset the layout of our U.S. stores, making them easier to shop with improved product adjacencies, especially for Pro customers. Our omni-channel transformation continued in the third quarter with further investments in Lowes.com and our supply chain. I remain confident that we are making the right strategic investments to deliver sustainable, long-term growth. I would also like to thank our outstanding frontline associates for their unwavering commitment to customer service and safety,” commented Marvin R. Ellison, Lowe’s president and CEO.

Capital Allocation
The Company reinstated its share repurchase program, and repurchased 3.6 million shares for $621 million during the quarter, while it also paid $416 million in dividends.

During the quarter, the Company made a cash tender offer for $3.0 billion of higher-coupon bonds, and issued $4.0 billion of senior unsecured notes at a weighted average interest rate of 2.17%, which is a record low in company history. These actions further strengthened the Company’s balance sheet by lowering its annual interest expense.

At quarter-end, the Company had $8.2 billion of cash and cash equivalents as well as $3.0 billion in undrawn capacity on its revolving credit facilities, which will be available for any unanticipated liquidity needs.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

As of October 30, 2020, Lowe’s operated 1,969 home improvement and hardware stores in the United States and Canada representing 208 million square feet of retail selling space.

A conference call to discuss third quarter 2020 operating results is scheduled for today, Wednesday, November 18, at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s Third Quarter 2020 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Business Outlook

On May 20, 2020, the Company withdrew its financial guidance for fiscal year 2020 due to limited visibility into future business trends in this unprecedented operating environment. While the business environment remains uncertain, the Company is providing the following outlook for the operating results of the fourth quarter of 2020.

Fourth Quarter 2020 Financial Outlook (comparisons to fourth quarter 2019)
•Total and comparable sales growth of approximately 15 to 20 percent.
•Adjusted operating income as a percentage of sales (adjusted operating margin) is expected to be essentially flat to prior-year levels, given ongoing COVID-related operating expenses, $150 million expense related to the reset of the layout of our U.S. stores, and investments in expanding the supply chain network.2
•Effective income tax rate of approximately 27%.
•Expected repurchase of approximately $3.0 billion of stock.
•Diluted earnings per share and adjusted diluted earnings per share1 of $1.10 - $1.20.

For fiscal 2020, the Company expects capital expenditures of approximately $1.7 billion.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 18 million customers a week in the United States and Canada. With fiscal year 2019 sales of $72.1 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ approximately 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, changes in commodity prices, changes or threatened changes in tariffs, outbreak of public health crises, such as the COVID-19 pandemic, availability and cost of goods from suppliers, changes in our management and key personnel, and other factors that can negatively affect our customers.

2 The Company expects to complete the reset of over 90% of its U.S. stores by the end of the fiscal year.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

###

Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Jackie Pardini Hartzell
	704-775-3856	704-758-4317
	kate.pearlman@lowes.com	jaclyn.pardini@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Nine Months Ended
	October 30, 2020		November 1, 2019		October 30, 2020		November 1, 2019
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$22,309	100.00	$17,388	100.00	$69,286	100.00	$56,121	100.00
Cost of sales	15,009	67.28	11,748	67.56	46,170	66.64	38,159	67.99
Gross margin	7,300	32.72	5,640	32.44	23,116	33.36	17,962	32.01
Expenses:
Selling, general and administrative	4,770	21.38	3,772	21.69	13,985	20.18	11,682	20.82
Depreciation and amortization	355	1.59	310	1.79	1,008	1.46	924	1.65
Operating income	2,175	9.75	1,558	8.96	8,123	11.72	5,356	9.54
Interest – net	221	0.99	177	1.02	644	0.93	508	0.90
Loss on extinguishment of debt	1,060	4.75	—	—	1,060	1.53	—	—
Pre-tax earnings	894	4.01	1,381	7.94	6,419	9.26	4,848	8.64
Income tax provision	202	0.91	332	1.90	1,562	2.25	1,077	1.92
Net earnings	$692	3.10	$1,049	6.04	$4,857	7.01	$3,771	6.72

Weighted average common shares outstanding – basic	752		769		753		782
Basic earnings per common share (1)	$0.92		$1.36		$6.42		$4.81
Weighted average common shares outstanding – diluted	754		770		754		783
Diluted earnings per common share (1)	$0.91		$1.36		$6.41		$4.80
Cash dividends per share	$0.60		$0.55		$1.70		$1.58

Retained Earnings
Balance at beginning of period	$4,134		$2,439		$1,727		$3,452
Cumulative effect of accounting change	—		—		—		(263)
Net earnings	692		1,049		4,857		3,771
Cash dividends declared	(452)		(423)		(1,284)		(1,233)
Share repurchases	(432)		(827)		(1,358)		(3,489)
Balance at end of period	$3,942		$2,238		$3,942		$2,238

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $689 million for the three months ended October 30, 2020 and $1,046 million for the three months ended November 1, 2019. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $4,837 million for the nine months ended October 30, 2020 and $3,760 million for the nine months ended November 1, 2019.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Nine Months Ended
	October 30, 2020		November 1, 2019		October 30, 2020		November 1, 2019
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$692	3.10	$1,049	6.04	$4,857	7.01	$3,771	6.72
Foreign currency translation adjustments – net of tax	18	0.08	24	0.13	(27)	(0.04)	60	0.11
Cash flow hedges – net of tax	24	0.11	(1)	—	(84)	(0.12)	(15)	(0.03)
Other	(2)	(0.01)	—	—	2	—	—	—
Other comprehensive income/(loss)	40	0.18	23	0.13	(109)	(0.16)	45	0.08
Comprehensive income	$732	3.28	$1,072	6.17	$4,748	6.85	$3,816	6.80

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	October 30, 2020	November 1, 2019	January 31, 2020
Assets
Current assets:
Cash and cash equivalents	$8,249	$794	$716
Short-term investments	1,852	127	160
Merchandise inventory – net	15,712	13,716	13,179
Other current assets	1,103	1,025	1,263
Total current assets	26,916	15,662	15,318
Property, less accumulated depreciation	18,683	18,371	18,669
Operating lease right-of-use assets	3,823	3,873	3,891
Long-term investments	202	363	372
Deferred income taxes – net	241	479	216
Other assets	1,015	1,016	1,005
Total assets	$50,880	$39,764	$39,471

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$—	$637	$1,941
Current maturities of long-term debt	609	574	597
Current operating lease liabilities	530	499	501
Accounts payable	12,759	8,822	7,659
Accrued compensation and employee benefits	1,117	779	684
Deferred revenue	1,614	1,222	1,219
Other current liabilities	2,935	2,530	2,581
Total current liabilities	19,564	15,063	15,182
Long-term debt, excluding current maturities	21,185	16,635	16,768
Noncurrent operating lease liabilities	3,907	3,942	3,943
Deferred revenue – extended protection plans	1,007	875	894
Other liabilities	1,144	791	712
Total liabilities	46,807	37,306	37,499

Shareholders' equity:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 752 million, 768 million, and 763 million shares, respectively	376	384	381
Capital in excess of par value	—	—	—
Retained earnings	3,942	2,238	1,727
Accumulated other comprehensive loss	(245)	(164)	(136)
Total shareholders' equity	4,073	2,458	1,972
Total liabilities and shareholders' equity	$50,880	$39,764	$39,471

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	October 30, 2020	November 1, 2019
Cash flows from operating activities:
Net earnings	$4,857	$3,771
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,152	1,029
Noncash lease expense	356	341
Deferred income taxes	5	(88)
Loss on property and other assets – net	114	93
Loss on extinguishment of debt	1,060	—
Share-based payment expense	107	75
Changes in operating assets and liabilities:
Merchandise inventory – net	(2,545)	(1,129)
Other operating assets	147	(96)
Accounts payable	5,099	523
Other operating liabilities	1,133	(408)
Net cash provided by operating activities	11,485	4,111

Cash flows from investing activities:
Purchases of investments	(2,548)	(563)
Proceeds from sale/maturity of investments	1,032	556
Capital expenditures	(1,172)	(927)
Proceeds from sale of property and other long-term assets	60	71
Other – net	(24)	—
Net cash used in investing activities	(2,652)	(863)

Cash flows from financing activities:
Net change in commercial paper	(941)	(85)
Net proceeds from issuance of debt	7,929	2,972
Repayment of debt	(5,582)	(1,092)
Proceeds from issuance of common stock under share-based payment plans	102	78
Cash dividend payments	(1,252)	(1,195)
Repurchases of common stock	(1,528)	(3,649)
Other – net	(32)	(7)
Net cash used in financing activities	(1,304)	(2,978)

Effect of exchange rate changes on cash	4	1

Net increase in cash and cash equivalents, including cash classified within current assets held for sale	7,533	271
Less: Net decrease in cash classified within current assets held for sale	—	12
Net increase in cash and cash equivalents	7,533	283
Cash and cash equivalents, beginning of period	716	511
Cash and cash equivalents, end of period	$8,249	$794

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation (Unaudited)

To provide additional transparency, the Company has presented the non-GAAP financial measure of adjusted diluted earnings per share for comparing its operating performance for the three months ended October 30, 2020, with the respective period ended November 1, 2019. This measure excludes the impact of certain discrete items, as further described below, not contemplated in Lowe’s Original Business Outlook to assist analysts and investors in understanding operational performance for the third quarter of fiscal 2020 and fiscal 2019.

In addition, in the Business Outlook for the fourth quarter of fiscal 2020, the Company has provided a comparison to the non-GAAP financial measure of adjusted operating income and adjusted operating margin for the fourth quarter of fiscal 2019, which exclude the impacts of certain discrete items not contemplated in Lowe's Business Outlook for 2019, to assist the user in further understanding the Company's forecasted performance for the fourth quarter of fiscal 2020 in comparison to the same period of fiscal 2019.

Fiscal 2020 Impacts
For fiscal 2020, the Company has recognized financial impacts from the following discrete items, not contemplated in the Company’s Original Business Outlook for the third quarter of fiscal 2020:

•Beginning in the third quarter of fiscal 2019, the Company began a strategic review of its Canadian operations, and in the fourth quarter of fiscal 2019, the Company announced additional actions to improve future performance and profitability of its Canadian operations. As a result of this review and related actions, in the third quarter of fiscal 2020, the Company recognized $13 million of pre-tax operating costs related to remaining inventory write-downs and other closing costs (Canada restructuring).

•In the third quarter of fiscal 2020, the Company recognized a $1.1 billion loss on extinguishment of debt in connection with a $3.0 billion cash tender offer (Loss on extinguishment of debt).

Fiscal 2019 Impacts
During fiscal 2019, the Company recognized financial impacts from the following discrete item, not contemplated in the Company's Business Outlook for the third quarter of fiscal 2019:

•During the third quarter of fiscal 2019, the Company began a strategic review of its Canadian operations, and as a result, recognized pre-tax charges of $53 million associated with long-lived asset impairment (Canada restructuring).

Adjusted diluted earnings per share, adjusted operating income, and adjusted operating margin should not be considered an alternative to, or more meaningful indicator of, the Company’s diluted earnings per share, operating income, or operating margin as prepared in accordance with GAAP. The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies and may not be comparable.

Detailed reconciliations between the Company’s GAAP and non-GAAP financial results are shown below and available on the Company’s website at www.lowes.com/investor.

	Three Months Ended
	(Unaudited)			(Unaudited)
	October 30, 2020			November 1, 2019
(in millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$0.91			$1.36
Non-GAAP adjustments – per share impacts
Loss on extinguishment of debt	1.40	(0.35)	1.05	—	—	—
Canada restructuring	0.02	—	0.02	0.07	(0.02)	0.05
Adjusted diluted earnings per share			$1.98			$1.41

Three Months Ended
(Unaudited)
(in millions, except operating margin)	January 31, 2020
Operating income	$958
Non-GAAP adjustments
Canada restructuring	176
Mexico adjustments	9
Adjusted operating income	$1,143
Adjusted operating margin	7.15%